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                                                                   EXHIBIT 4.1


             SECOND AMENDMENT TO THE 1997 EQUITY PARTICIPATION PLAN
                        OF THE SPECTRANETICS CORPORATION


         This Second Amendment to the 1997 Equity Participation Plan of The Spectranetics Corporation (the "Amendment") is adopted by the Board of Directors of The Spectranetics Corporation, a Delaware corporation (the "Company"), effective as of June 21, 2000.

                                    RECITALS

         I. The Company's 1997 Equity Participation Plan (the "Plan") was adopted by the Board of Directors (the "Board") on April 14, 1997, and approved by the stockholders on June 9, 1997, and became effective as of June 9, 1997. The Company's First Amendment to the Plan was approved by the Board on October 22, 1997.

         II. The Board of Directors of the Company desires to amend the Plan to increase the number of shares of the Company's common stock available for issuance thereunder from 2,500,000 to 6,000,000.

         III. Section 2.1 of the Plan sets forth the provisions relating to the number of shares subject to the Plan.

         IV. Effective as of April 25, 2000, the Board of Directors unanimously adopted the Amendment in the form given below.

                                    AMENDMENT

         A. Section 2.1 is hereby amended in its entirety to read as follows:

               "2.1 Shares Subject to Plan. The shares of stock subject to Options, awards of Restricted Stock or Stock Appreciation Rights shall be Common Stock, initially shares of the Company's Common Stock, par value $.001 per share. The aggregate number of such shares which may be issued upon exercise of such options or rights or upon any such awards under the Plan shall not exceed Six Million (6,000,000). The shares of Common Stock issuable upon exercise of such options or rights or upon any such awards may be either previously authorized but unissued shares or treasury shares."


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         The undersigned, Guy A. Childs, Assistant Secretary of the Company,
hereby certifies that the Board of Directors of the Company adopted the foregoing Amendment as stated in Recital IV above.

         Executed at Colorado Springs, Colorado this 25th day of April, 2000.

                                          /s/ Guy A. Childs

                                          Guy A. Childs, Assistant Secretary



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